SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Neuberger Berman High Yield Strategies Fund Inc.

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Boaz R. Weinstein

David Basile

Aditya Bindal

Peter Borish

Stephen G. Flanagan

Frederic Gabriel

Andrew Kellerman

Christopher A. Klepps

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FELLOW SHAREHOLDERS – NOW IS THE TIME TO VOTE FOR CHANGE

Over the next few weeks, you will be asked to make a very important decision regarding your investment in Neuberger Berman High Yield Strategies Fund (Ticker: NHS).

Neuberger Berman has become the poster child of the closed-end fund industry for ESG Violations (Environmental, Social, and Corporate Governance), abusing corporate governance principles to keep investors trapped in a high fee investment which has continued to underperform its stated benchmark.

Last year alone NHS spent ~$700,000 of shareholder money hiring expensive lawyers and proxy solicitors to subvert the will of its shareholders to fight a proxy contest against us and the end result was a 2019 total annual expense ratio of 3.5%. Now with the 2020 meeting approaching, Neuberger Berman stands ready to waste your money again.

NHS Failed to Adopt a Material Proposal that Received Support of a Majority of Shareholders

Last year shareholders voted overwhelmingly for NHS to conduct a tender for 100% of the shares outstanding, with 61% more shareholders voting for the tender proposal than against. The NHS board of directors (the "Board") followed this by putting out a statement saying that they believe an appropriately structured tender offer may be a suitable response. As a result, in anticipation of a tender offer, NHS trades at only a ~5% discount to NAV as shareholders expect a tender to be announced. Unfortunately, NHS has, thus far, failed to conduct any tender offer, leaving Saba with no choice but to solicit proxies again to install new directors on the Board who Saba expects will be committed to returning value to shareholders. Saba is concerned that shareholders who own NHS shares are at a tremendous risk of losing money if NHS returns to its -11% historical discount to NAV (based on a five-year average).

NHS Diluted All Common Shareholders' Voting Rights by Engaging in Private Transaction with Preferred Shareholders

On August 5, 2020 NHS announced it had refinanced its leverage to create a Preferred Share Class with voting rights of 7,600,000 shares, increased from only 1,400 shares! The reason that NHS did this was simple— to dilute your voting rights. NHS doesn't want you to have a say in the affairs of your fund, so they have diluted your voting interest and handed those votes to preferred holders whose interests are not aligned with yours.

NHS Opted Into Corporate Control Share Statutes to Strip Shareholders of Voting Rights

Neuberger Berman has opted into a Maryland corporate share acquisition statute which strips the voting rights from shareholders who own 10% or more by rendering all shares at or above 10% impotent as to voting rights, unless otherwise approved by a supermajority of shareholders. Stripping voting rights in such a manner is widely acknowledged as bad corporate governance. Neuberger Berman asserts in its policy guidelines that it “believes in the alignment of voting rights with economic interest (i.e. one vote, one share)”. Yet they have no problem violating this principle if it protecting themselves from a shareholder such as Saba who is trying to unlock value for ALL shareholders.

NHS Entrenched Directors Through An Impossible Majority of the Outstanding Shares Voting Standard

At the 2019 annual meeting, shareholders also voted overwhelmingly in favor of Saba's nominees. However, Neuberger Bergman maintains an impossible to achieve voting standard as a way of ensuring that incumbents cannot be replaced. As a result, currently 1/3 of the Board are not the chosen stewards of the shareholders and, after the conclusion of this shareholder meeting, if the 2020 annual meeting goes the same way as the 2019 annual meeting, a majority of the Board will not have been elected by shareholders.

It’s incumbent on all of us to send a message that Neuberger Berman – a firm with $300+ billion under management – cannot trap its investors, big or small, in high-fee, poorly performing funds. We believe that approving Saba's proposals at the 2020 annual meeting of shareholders can help fix decades of underperformance by reducing fees and expenses and quickly increasing the share price of NHS to its published net asset value. As the largest investor in NHS, our interests are fully aligned with yours.

Please vote the GOLD proxy card today.

Saba Capital Management, L.P. (“Saba Capital”), Boaz R. Weinstein (“Mr. Weinstein,” and together with Saba Capital, “Saba”), David Basile (“Mr. Basile”), Frederic Gabriel (“Mr. Gabriel”), Aditya Bindal (“Mr. Bindal”), Peter Borish (“Mr. Borish”), Stephen G. Flanagan (“Mr. Flanagan”), Andrew Kellerman (“Mr. Kellerman”) and Christopher A. Klepps (“Mr. Klepps”, and together with Messrs. Basile, Gabriel, Bindal, Borish, Flanagan and Kellerman, the “Nominees,” and together with Saba, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the shareholders of Neuberger Berman High Yield Strategies Fund Inc. (the “Fund”). All stockholders of the Fund are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Fund’s shareholders and is, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/. Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement on Schedule 14A filed by Saba with the SEC on October 1, 2020. This document is available free of charge from the sources indicated above.